NASDAQ:CECE NEWS RELEASE

CECO ENVIRONMENTAL REPORTS RECORD QUARTERLY AND

NINE MONTH REVENUE AND OPERATING INCOME

REVENUES INCREASED BY OVER 60% FOR BOTH PERIODS

OPERATING INCOME INCREASED BY 32% FOR THE QUARTER

OPERATING INCOME INCREASED BY 142% FOR THE NINE MONTH PERIOD

NEW YORK, November 08, 2006 - CECO Environmental Corp. (NASDAQ:CECE), a leading provider of air pollution control and industrial ventilation systems, today announced record revenues and net income for the three and nine months ended September 30, 2006.

Financial highlights:	$ in 000's
Three months ended September 30	2006	2005	$ change	% change
Net sales	$ 37,734	$ 23,442	$14,292	61.0%
Gross profit	6,142	4,524	1,618	35.8%
Operating income	1,664	1,257	407	32.4%
Other income (expense)[1]	409	(273)	682	n/a
Income before income tax	1,613	390	1,223	314%
Income tax expense	546	35	511	1460%
Net income	$1,067	$355	$712	201%

Nine months ended September 30	2006	2005	$ change	% change
Net sales	$ 93,861	$ 58,512	$35,349	60.4%
Gross profit	15,878	10,965	4,913	44.8%
Operating income	3,600	1,489	2,111	141.8%
Other income (expense)[1]	703	(197)	900	n/a
Income (loss) before income tax	2,746	(524)	3,270	n/a
Income tax expense (benefit)	853	(482)	1,335	n/a
Net income (loss)	$1,893	$(42)	$1,935	n/a

Note:

1 Other income (expense) was $409,000 in the third quarter of 2006 compared to other expense of ($273,000) in the third quarter of 2005. $432,000 of third quarter 2006 income was the result of the exercise of 100,600 warrants issued in December 2001 offset by other expenses of $23,000. Other income for the nine months ended September 30, 2006 was $703,000 compared to other expense of ($197,000) in 2005. $727,000 of nine month 2006 income was the result of the exercise of 348,567 warrants issued in December 2001 offset by $24,000 of other expenses.

Our backlog as of September 30, 2006 was $50.1 million compared to $28.9 million as of December 31, 2005.

President, Rick Blum stated "We continue to be pleased with our 2006 results. Although our margins as a percentage of sales are lower than prior periods, the change is due primarily to a changing product mix and the negative impact of one large underperforming project which reduced our overall margins by approximately one percentage point for both the quarter and the nine month period. Despite these factors, our gross profits have increased significantly."

Chairman and CEO, Phillip DeZwirek commented "Our order flow this year has remained consistently strong with bookings through October of over $126 million compared to $69.5 million through October of 2005. We anticipate that the fourth quarter will reflect this continuing upward trend in revenues and profits."

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its seven subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum and H. M. White, Inc. -- CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all-industrial process industries.

For more information on CECO Environmental please visit the company's website at http://www.cecoenviro.com/.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO

CECO Environmental Corp.

Condensed Consolidated Statement of Operations

($'s in thousands, except per share data)

(unaudited)
	Three months ended		Nine months ended
	30-Sept-06	30-Sept-05	30-Sept-06	30-Sept-05
Net sales	$37,734	$23,442	$93,861	$58,512
Cost of sales	31,592	18,918	77,983	47,547
Gross profit	6,142	4,524	15,878	10,965
Selling and administrative	4,185	2,974	11,400	8,600
Depreciation and amortization	293	293	878	876
Operating income	1,664	1,257	3,600	1,489
Other income (expense)	409	(273)	703	(197)
Interest expense	(460)	(594)	(1,557)	(1,816)
Income (loss) before income taxes	1,613	390	2,746	(524)
Income tax provision (benefit)	546	35	853	(482)
Net income (loss)	$1,067	$355	$1,893	($42)
Per share data:
Basic net income (loss)	$.09	$.04	$.17	$ .00
Diluted net income (loss)	$.08	$.03	$.15	$ .00
Weighted average shares outstanding: Basic	11,412,369	9,993,260	11,185,464	9,993,260
Diluted	13,033,824	11,169,034	12,778,806	9,993,260

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

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